Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses of the John Hancock Disciplined Value International Fund of John Hancock Investment Trust dated January 1, 2015, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the John Hancock Disciplined Value International Fund of John Hancock Investment Trust dated January 1, 2015, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 137 to File No. 002-10156; Amendment No. 89 to File No. 811-00560) of John Hancock Investment Trust of our reports dated October 29, 2014 with respect to the financial statements and financial highlights of Robeco Boston Partners International Equity Fund of The RBB Fund, Inc., included in the 2014 Annual Reports to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

December 23, 2014